Exhibit 10.3

SEVERANCE AGREEMENT

AGREEMENT, made and entered into as of January 22, 2008, by and between TUTOGEN MEDICAL, INC., a Florida corporation (the “Company”), and Clifton J. Seliga  (the“Employee”).

WHEREAS, the Company desires to provide the Employee with severance payments in the event there is a sale of the Company (a “Transaction”—which is defined in Section 10(c) below), and Employee is terminated without cause or resigns for Good Reason within 24 months of such Transaction, in consideration of Employee’s release of claims and certain agreements by Employee with respect to non-competition, non-solicitation, and non-disparagement, among other things.

NOW THEREFORE, the parties agree as follows:

1.           Severance Protection. (a) If a Transaction occurs and if, before the second anniversary of the date on which the Transaction is consummated, the Company or any successor entity (the “Employer”) terminates Employee’s employment without “Cause” or such employment is terminated by the Employee for “Good Reason” (as both such terms are defined below), then, within ten days following such termination of employment (a “Severance Termination”), the Employee will be entitled to receive from the Employer an amount equal to 12 months (the “Severance Period”) of the Employee’s then current salary in equal biweekly installments during the 24 month period subsequent to such termination, payable in accordance with the Employer’s normal payroll practices.

(b)           In the event of a Severance Termination, the Company agrees to reimburse Employee for the Consolidated Omnibus Reconciliation Act (“COBRA”) continuation premium to continue the Employee’s current health/dental insurance coverage through the earlier of: (i) the end of the maximum period subsequent to such termination provided for under COBRA, (ii) the end of the Severance Period, (iii) such date that the Employee becomes eligible for enrollment for other health/dental care coverage, as the case may be, under another group health/dental plan prior to the end of this period.  To be eligible for such reimbursement of COBRA continuation premium payments by the Company, the Employee must elect COBRA continuation coverage when contacted by the Company or the Company’s provider of COBRA services.  If COBRA continuation coverage is elected by Employee, he or she must pay the monthly premiums and provide Company with evidence of payment for reimbursement.  After the end of the Severance Period, if the Employee is still eligible under COBRA and wishes to maintain COBRA continuation coverage beyond such date, the Employee will be responsible for all COBRA continuation premium payments after such date.

(c)           In the event of a Severance Termination, the Company agrees to pay the Employee for any accrued, unused paid time off leave time, to be paid to Employee 10 days after termination of employment.  The Employee will not accrue any additional paid time off leave after such date.

(d)           In the event of a Severance Termination, the Employee will be allowed to continue vesting in any unvested stock/option grants made by the Company, or any successor, to Employee until the end of the Severance Period.  Any and all other remaining unvested stock/option grants as of the end of the Severance Period, will be forfeited.  Any vested options must be exercised within 30 days of the end of the Severance Period.

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2.           Effect of Other Agreements. If the Employee becomes entitled to receive severance payments under this Agreement, such payments will be in lieu of and not in addition to the benefits, severance payments or other payments to which Employee may otherwise have been entitled under any prior change of control, severance or other agreement between the Company and Employee.

3.           Release of Claims.  Notwithstanding anything to the contrary contained herein, the Employer shall have the right to condition Employee’s right to receive severance payments and benefits under Section 1 of this Agreement upon the execution and delivery by the Employee (or Employee’s beneficiary) of a general release in favor of Company, Employer and its successors and affiliates, and their officers, directors and employees, in such form as the Employer may specify.  Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended (or any similar revocation period then in effect).

4.           Non-Competition.

(a)           The Employee acknowledges, recognizes and understands that, in connection with the Employee’s employment with the Employer, the Employee has and will have access to certain proprietary, sensitive and confidential information of the Employer including but not limited to: the identity of the Employer’s clients, prospective clients, and other client information; the existence of negotiations with prospective clients of the Employer; marketing data and plans; financial information and financial data not publicly disclosed; all drawings, records, sketches, and models; trade secrets and trade secrets relating to services of the Employer; and, products sold or being developed by the Employer (“Confidential Information”).  Employee also acknowledges, recognizes and understands that the Employer owns or has access to various types of intellectual property that are protected or may be protected by copyright, trademark, patent, trade secret, or other laws. The types of intellectual property that are considered proprietary to the Employer and that must be protected include but are not limited to: patent applications; trademarks; programs; source and relocatable code for all programs; engineering, research, and technical documents; unpublished product specifications; products sold or under development; and, information belonging to other companies that is provided to the Employer under confidentiality agreements (“Intellectual Property”).

(b)           Employee recognizes that the Employer possesses several valuable and legitimate business interests such as Confidential Information and Intellectual Property, substantial relationships with current or prospective customers, clients or vendors, and customer, client or vendor goodwill associated with the Employer business.  In recognition of these interests, and the Employee’s exposure to these interests, in the event of the termination of the Employee’s employment with the Employer, the Employee agrees that for a period of two (2) years following the effective date of the termination (the “Restricted Period”), the Employee will not be employed, either as director, employee, owner, partner, contractor or consultant, by any entity which engages in the business of manufacturing, distributing, processing, procuring or recovering products made from allograft or xenograft tissue in the United States (each, a “Competing Organization”).  The Competing Organizations that Employee agrees not to become employed by during the Restricted Period include, without limitation: Axogen, Inc., Pegasus Biologics, Inc., Osiris Therapeutics, Inc., Southeast Tissue Alliance, Inc. (University of Florida Tissue Bank), Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic.  The Employee also agrees that during the Restricted Period he will not participate in, assist with or in any way become associated with or employed by any new start up venture that is or will be engaged in the business of a Competing Organization, or which the Employer reasonably designates as a Competing Organization.  Notwithstanding the foregoing, nothing herein shall prevent Employee owning up to 1% of the capital stock of a Competing Business.

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(c)           The Employee acknowledges that this restrictive covenant is reasonably necessary to protect the Employer’ legitimate business interests, which are represented by, among other things, the substantial relationships between the Employer and its licensees and tissue sources, as well as the goodwill established by the Employer with licensees and tissue sources in the United States and other countries where the Employer’s tissues are distributed over a protracted period, specialized training, and other legitimate business reasons.

(d)           The Employee recognizes that the Employer would not sign this Agreement without the inclusion of this covenant, and the Employee confirms the sufficiency of the consideration received by the Employee, in the form of continued employment by the Employer and the payments described in Section 1 hereof, in accepting this covenant as a material term of this Agreement.  The provisions of this Section 5 shall survive the termination of Employee’s employment with the Employer and the termination of this Agreement.

5.           Non-Solicitation.

The Employee agrees during the Restricted Period, not to: (a) solicit any employee of the Employer, or any subsidiary or affiliate of the Employer, or otherwise induce or attempt to induce any employee of the Employer to leave the employment of the Employer; or (b) directly or indirectly attempt to solicit any client, customer or supplier of the Employer, or any client, customer or supplier of any subsidiary or affiliate of the Employer, or directly or indirectly interfere with the Employer’s relationship, or any subsidiary’s or affiliate’s relationship, with any of its clients, customers or suppliers. The provisions of this Section 6 shall survive the termination of Employee’s employment with the Employer and the termination of this Agreement.

6.           Remedies for Breach of Non-Competition and Non-Solicitation Provisions.

It is understood and agreed by the Parties that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Sections 5 and 6, which injunctive relief shall be in addition to any other rights or remedies available to the Employer.  If such a violation is deemed by such court to have occurred, the Employee shall be responsible for the payment of reasonable attorneys’ fees and other costs and expenses incurred by the Employer in enforcing the covenants contained in Sections 5 and 6, whether incurred at the trial level or in any appellate proceeding and conversely, if such court determines that a violation did not occur, then the Employer shall be responsible for the payment of reasonably attorney’s fees and other costs and expenses incurred by Employee in defending such action, whether incurred at the trial level or in any appellate proceeding.

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7.           Non-Disparagement.

While employed or engaged as a consultant by the Employer or any affiliate of the Employer and, provided the Employer has complied with its obligations hereunder, after the Employee’s employment terminates for whatever reason the Employee agrees not to disparage, denigrate, or comment negatively upon, either orally or in writing, the Employer, or any of its affiliates, officers, or directors, to or in the presence of any person or entity.  After the Employee’s employment terminates for whatever reason, the Company agrees that its officers, directors, and key employees will not disparage, denigrate, or comment negatively upon, either orally or in writing, the Employee.

8.           Definitions. For purpose of this Agreement, the following terms shall have the meanings set forth below:

(a)           “Cause” means:

(i)           willful failure or refusal by the Employee to substantially perform the material duties of his or her employment, and failure to cure such failure or refusal within 10 days of delivery to Employee of written notice thereof by the Company;

(ii)          conviction of the Employee for commission of a felony, including without limitation, fraud, embezzlement or theft, whether or not such felony was committed in connection with the Employer’s business;

(iii)         use by Employee of alcohol or illegal drugs materially interfering with the performance of Employee’s duties and obligations under this Agreement, or Employee being under the influence of illegal drugs or repeatedly under the influence of alcohol at a facility of Employer;

(iv)         willful or grossly negligent misconduct which results or could reasonably be expected to result in material damage to the business or assets of the Employer;

(v)          violation by Employee of any of the covenants in Sections 4, 5 or 7; or

(vi)         willful breach of this Agreement or any material employment policy of the Employer, and failure to cure such breach within 10 days of delivery to Employee of written notice thereof by the Company.

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(b)           “Good Reason” means: (a) a diminution of duties, responsibilities and compensation that are materially inconsistent with Employee’s current position as of the date hereof; provided, however, that: (i) a diminution in position, title or working conditions, or (ii) the Employer’s failure to continue the Employee’s existing authority, duties, reporting relationship and/or responsibilities resulting from the direct or indirect control of the Employer by another company, any sale or transfer of equity, property or other assets of the Employer or any of its Subsidiaries, and any diminution of the business of the Employer or any of its Subsidiaries, shall not constitute “Good Reason”, or (b) relocation by more than 50 miles of the Employee’s principal place of employment.

(c)           “Transaction” means (1) the completion of the sale or other disposition of all or substantially all of the assets of the Company to a party unaffiliated with the Company, or (2) the completion of a merger or other transaction relating to the Company if neither the Company nor its stockholders immediately prior to such merger or other transaction hold, directly or indirectly, more than 50% of the voting power of the surviving corporation or other entity resulting from such merger or other transaction.

9.           General Provisions.

(a)           Nothing in this Agreement is intended to create a contract of employment between Employee and the Company or any of its subsidiaries, or to interfere in any way with the right of the Company or any of its subsidiaries to terminate Employee’s employment at any time.

(b)           All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

(c)           If, at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(a)(i), then, notwithstanding anything to the contrary contained herein, payments and benefits to which the Employee will be entitled by reason of such termination of employment shall be delayed for six months following the Employee’s termination of employment if and to the limited extent necessary in order to satisfy the requirements of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986.  For the avoidance of doubt, payments and benefits will not be delayed if and to the extent such payments and benefits do not constitute deferred compensation under Section 409A of the Code, including, without limitation, by reason of the exceptions described in Section 1.409A-1(b)(9). Any payments that are delayed pursuant to this subparagraph will be made in a single lump sum at the expiration of the required delay period (but not later than six months after termination of employment).

(d)           This Agreement will be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws provisions.

(e)           No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and Employee.

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(f)           This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

(g)           This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto; provided, however, that this Agreement does not modify or supersede any agreements between the Company and Employee regarding confidentiality or assignment of inventions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TUTOGEN MEDICAL, INC.

By:	/s/ L. Robert Johnston, Jr.
Name: L. Robert Johnston, Jr.
Title: CFO

Accepted and Agreed
On January 22, 2008 by:

/s/ Clifton J. Seliga
Clifton J. Seliga

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